BDO Dunwoody LLP Chartered Accountant	600 Cathedral Place 925 W Georgia Street Vancouver, BC, Canada V6C 3l2 Telephone: (604) 688-5421 Telefax: (604) 688-5132 E-mail: vancouver@bdo.ca

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bloorcom Corp.

Vancouver, Canada

We hereby consent to the use in the Prospectus constituting a part of this SB-2/A Registration Statement of our report dated March 30, 2005, relating to the consolidated financial statements of Bloorcom Corp. and the financial statements of its predecessor, Bloorcom Solutions Incorporated (formerly Bloorcom Incorporated), which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Dunwoody LLP

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BDO DUNWOODY LLP

Chartered Accountants

Vancouver, Canada
September 26, 2005